EXHIBIT 10.18

                                                                                                                                                                                    Execution Copy

ABINGTON SAVINGS BANK

DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

TABLE OF CONTENTS

PART 1. DEFINITIONS

1.1. Beneficiary
1.2. Board or Board of Directors
1.3. Change in Control
1.4. Code
1.5. Fund
1.6. Fund Balance
1.7. Good Reason
1.8. Normal Retirement Date
1.9. Trustee
1.10. Vested Benefit
1.11. Vested Percentage

PART 2. BANK CONTRIBUTIONS TO FUND; PAYMENTS FROM FUND TO EXECUTIVE

2.1. Establishment of and Contributions to the Fund
2.2. Additional Contributions Upon Change in Control.
2.3. Investment of the Fund.
2.4. Payments from Fund
2.5. No Benefits Upon Discharge for Cause
2.6. Discharge for Cause.

PART 3. ADDITIONAL PROVISIONS

3.1. Alternative Forms of Benefit Payment
3.2. Beneficiary Designation Procedure
3.3. Alienability and Assignment Prohibition
3.4. Binding Obligation of Bank and any Successor in Interest
3.5. Consultation with Tax Advisor.
3.6. Amendment
3.7. General
3.8. Headings
3.9. Applicable Law
3.10. Named Fiduciary and Plan Administrator
3.11. Claims Procedure
3.12. Arbitration
3.13. Entire Agreement
3.14. Interpretation
3.15. Employment
3.16. Communications

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

             This Agreement, made and entered into as of July 26, 2001 by and between Abington Savings Bank, a Bank organized and existing under the laws of The Commonwealth of Massachusetts (the “Bank”) and a wholly-owned subsidiary of Abington Bancorp, Inc. (the “Holding Company”), and Kevin M. Tierney, Sr., a key employee and executive of the Bank (the “Executive”).  The effective date of this Agreement shall be July 26, 2001.

WITNESSETH.

             WHEREAS, the Executive is a valuable, key employee of the Bank, serving the Bank as a senior executive; and

             WHEREAS, because of the Executive’s experience, knowledge of the affairs of the Bank, and reputation and contacts in the banking industry, the Bank deems the Executive’s continued employment with the Bank important for its future growth; and

             WHEREAS, it is the desire of the Bank and in its best interest that the Executive’s services be retained; and

             WHEREAS, in order to induce the Executive to continue in the employ of the Bank, the Bank has entered into this Agreement to provide him or his beneficiaries with certain benefits in accordance with the terms and conditions hereinafter set forth; and

             WHEREAS, the Bank desires to establish a Fund (as defined in Section 1.5) and to contribute to the Fund certain assets that shall be held therein, subject to the terms of this Agreement, until such time as benefits have been paid to the Executive or his beneficiaries as specified herein;

             NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

Part 1. Definitions

             1.1.       Beneficiary shall mean the person or persons designated by the Executive in accordance with Section 3.2 hereof to receive benefits under this Agreement after the death of the Executive.

             1.2.       Board or Board of Directors shall mean the Board of Directors of the Bank, or, where the context requires, the Board of Directors of the Holding Company.

             1.3.       Change in Control shall have the meaning defined in that certain Special Termination Agreement dated as of November 2, 1998 by and among the Holding Company, the Bank, and the Executive.

             1.4.       Code shall mean the Internal Revenue Code of 1986, as amended.

             1.5.       Fund shall mean the Fund established by the Bank pursuant to Section 2.1 with the contributions to be made under this Agreement.

             1.6.       Fund Balance shall be the aggregate of all contributions made by the Bank to the Fund for the benefit of the Executive under this Agreement and the investment proceeds of such contributions.

             1.7.       Good Reason shall mean:

                           (a) A reduction in the Executive’s annual base salary as in effect on the date hereof; or

                           (b) A significant diminution in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties; or

                           (c) A material breach by the Bank of any of the provisions of this Agreement which failure or breach shall have continued for thirty (30) days after written notice from the Executive to the Holding Company or the Bank specifying the nature of such failure or breach.

             1.8.       Normal Retirement Date shall mean the date on which the Executive attains age sixty-five (65).

             1.9.       Trustee shall mean the trustee to be appointed under that certain Trust Agreement established by the Bank in connection with this Agreement.

             1.10.     Vested Benefit shall mean the amount of the Fund Balance that has become vested as of any particular date in time and shall be calculated by multiplying (i) the Fund Balance times (ii) the Vested Percentage.  The Vested Benefit shall be paid in the manner chosen by the Executive pursuant to Section 3.1.

             1.11.     Vested Percentage shall be zero percent until the “Usual Full Vesting Date,” which date shall be the later to occur of the date which is (i) two years from the date of this Agreement or (ii) five years from the date the Executive commenced employment with the Bank. Thereafter the Vested Percentage shall be 100%. Notwithstanding the provisions of the first sentence of this Section 1.11, if any of the following shall occur before the Usual Full Vesting Date, the Vested Percentage shall become 100%:

                           (a) The Executive terminates his employment with the Bank for Good Reason; or

                           (b) The Executive dies; or

                           (c) The Bank terminates the Executive’s employment without Cause; or

                           (d) A Change in Control shall have occurred.

Part 2. Bank Contributions to Fund; Payments from Fund to Executive

             2.1.       Establishment of and Contributions to the Fund.  As of the date of this Agreement the Bank has established the Fund with the Trustee under the Trust Agreement for the benefit of the Executive.  As of the last day of each Calendar Year, if the Executive is employed by the Bank as of such date, the Bank will contribute to the Fund an amount equal to $[42,000] (the “Annual Contribution”).  The Bank will cease to have any further obligation to pay the Annual Contribution upon the earlier to occur of (i) the Normal Retirement Date or (ii) the date on which the Executive’s employment terminates for any reason.

             2.2.       Additional Contributions Upon Change in Control.  Immediately upon a Change in Control, the Bank shall make an irrevocable contribution to the Fund in an amount that is equal to three times the amount of the then current Annual Contribution.  Payments made under this Section 2.2 shall not have any effect on the Bank’s continuing obligation to make Annual Contributions as provided for in Section 2.1, to the extent that the Executive remains employed at the end of a calendar year.

             2.3.       Investment of the Fund.  The assets contributed by the Bank to the Fund will be invested by the Trustee as directed by the Executive pursuant to the Trust Agreement.  Under the terms of the Trust, the Executive will have responsibility to make all investment decisions.  The Executive shall bear all risk with respect to such investments.  The Bank will have no liability with respect to results obtained as a result of such investments.

             2.4.       Payments from Fund

                           (a) Termination of Service.  If the Executive terminates service as an employee with the Bank (other than (i) for Cause (which is provided for in Section 2.5), (ii) by reason of death (which is provided for in Section 2.4(b)) or (iii) before the Normal Retirement Date by reason of disability (which is provided for in Section 2.4(c))), he shall be entitled to receive the Vested Benefit, with such payment to commence on his Normal Retirement Date.  If the termination of employment is before the Normal Retirement Date, the Executive may commence to receive the Vested Benefit not later than 60 days after the termination of employment, with the permission of the Board. In the event that the Executive requests permission to commence receiving his Vested Benefit before his Normal Retirement Date and the Board refuses to grant permission for such early commencement of payments, the Executive may request the Board to reconsider its decision.  If the Board has not agreed to permit such early payment by a date which is thirty days after the request for reconsideration was made, the Executive shall have the right to receive upon written application to the Bank his Vested Benefit, less a penalty of 7%.

                           (b) Death of the Executive.  Upon the Executive’s death, the Trustee shall pay to the estate of the Executive (or to his beneficiary if he shall have designated a beneficiary to receive payments pursuant to Section 3.2) the then remaining Fund Balance.

                           (c) Disability.

             (1) In the event that the Executive shall become “disabled” (as defined below) while in the employ of the Bank and prior to his Normal Retirement Date, the Bank shall continue to make Annual Contributions until such time as Executive commences to receive benefits (“Long Term Disability Date”) under the long term disability plan maintained by the Bank. From and after the Long Term Disability Date, the Vested Percentage shall equal 100%.  As of the Long Term Disability Date the Executive shall be entitled to receive the Fund Balance, with such payment to commence on his Normal Retirement Date.  With the permission of the Board, the Executive may commence to receive the Fund Balance not later than 60 days after the termination of employment. Payments under this Section 2.4(c) shall be in addition to any payments otherwise payable to the Executive as a result of disability under any other plans or agreements in effect from time to time.

             (2) The Executive shall be considered to be “disabled” when he is no longer capable of performing the material aspects of his employment duties for the Bank as a result of physical and/or mental impairment.  The Executive shall be considered to be no longer “disabled” at such time as he returns to work in a position with responsibilities comparable to those inherent in the position in which he was employed on the date he became “disabled.”

             (3) If the Executive recovers from his disability and returns to the employ of the Bank, the Bank will resume making Annual Contributions.

             (4) In the event there is disagreement as to whether the provisions of this Section 2.4(c) are applicable, the Bank and the Executive (or his personal representative) each shall select a physician.  If the physicians are in disagreement, they shall select a third physician.  A majority opinion of the three physicians as to disability shall be binding on all the parties hereto.  The parties agree that the Bank will, regardless of the outcome of this procedure, reimburse the Executive (or his surviving spouse or Beneficiary, as the case may be) for the reasonable and necessary fees and costs directly attributable to such procedure.

             2.5.       No Benefits Upon Discharge for Cause.  Should the Executive be discharged for Cause in accordance with the procedures set forth in Section 2.6 at any time (before or after his Normal Retirement Date), all Benefits under Part 2 of this Agreement shall be forfeited.  If a dispute arises as to discharge for “Cause”, such dispute shall be resolved by arbitration as set forth in Section 3.12 of this Agreement.

             2.6.       Discharge for Cause.

                           (a) Cause.  The term “Cause” shall mean the Executive’s deliberate dishonesty with respect to the Holding Company or the Bank or any subsidiary or affiliate thereof; conviction of a crime involving moral turpitude; or gross and willful failure to perform (other than on account of a medically determinable disability which renders the Executive incapable of performing such services) a substantial portion of the Executive’s duties and responsibilities as an officer of the Holding Company or the Bank, which failure continues for more than thirty days after written notice given to the Executive pursuant to a two-thirds vote of all of the members of the Board then in office, such vote to set forth in reasonable detail the nature of such failure.

                           (b) No Limitation on Authority of Board.  As is provided in Section 3.15, nothing contained in this Agreement (and nothing contained in this Section 2.6) shall in any way limit the right of the Holding Company or the Bank to discharge the Executive with or without Cause or to limit the access of the Executive to the premises or assets of the Bank or the Holding Company.

Part 3. Additional Provisions

             3.1.       Alternative Forms of Benefit Payment.  The Executive shall have the right upon becoming subject to the Plan to elect the form of payment in which his Vested Benefit is to be paid.  The Executive shall designate the form of payment in which his Vested Benefit is to be paid in writing and shall submit such writing to the Executive Vice President or Treasurer of the Bank within [  ] months of the date of this Agreement. In any Calendar Year prior to the year in which amounts become payable hereunder, and at least six months prior to the Executive’s termination of employment, the Executive may change the form of payment he has elected. The Executive is entitled to receive the Vested Benefit in a lump sum or in monthly or annual installments payable over a period not to exceed five years.

             3.2.       Beneficiary Designation Procedure. The Executive may designate one or more Beneficiaries to receive, upon the Executive’s death, specified percentages of any benefit payments to be paid hereunder.  The Executive shall designate any such Beneficiaries in writing and shall submit such writing to the Executive Vice President or Treasurer of the Bank.  Only designated Beneficiaries alive at the Executive’s death shall be entitled to share in the benefit payments.  If no designated Beneficiary is alive at the Executive’s death, his surviving spouse shall be entitled to all benefits payable under this Agreement.  If the Executive dies leaving neither a designated Beneficiary nor a surviving spouse, his estate shall be entitled to any benefits payable under this Agreement.

             3.3.       Alienability and Assignment Prohibition.  Neither the Executive, his surviving spouse nor any other Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  In the event the Executive or any Beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

             3.4.       Binding Obligation of Bank and any Successor in Interest.  This Agreement shall bind the Executive and the Bank, their heirs, successors, personal representatives and assigns. The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement.

             3.5.       Consultation with Tax Advisor. The Bank has advised the Executive to consult with a tax advisor to select the form and schedule for receipt of benefits under this Agreement.  The Executive acknowledges that the different form and timing choices he may select will result in differing tax consequences.

             3.6.       Amendment. During the lifetime of the Executive, this Agreement may be amended only with the mutual written assent of the Executive and the Bank.

             3.7.       General. The benefits provided by the Bank to the Executive pursuant to this Agreement are in the nature of a fringe benefit and shall in no event be construed to affect or limit the Executive’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits or his right to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan.

             3.8.       Headings.  Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

             3.9.       Applicable Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

             3.10.     Named Fiduciary and Plan Administrator. The Plan Administrator of this plan shall be Abington Savings Bank until another administrator is chosen by the Board.  As Plan Administrator, the Bank shall be responsible for the management, control and administration of the benefits to be provided under this Agreement.

             3.11.     Claims Procedure.  In the event a dispute arises over benefits payable under this Agreement and benefits are not paid to the Executive (or to his estate in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within sixty (60) days from the date payments are refused.  The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, it shall provide in writing within sixty (60) days of receipt of such claim its specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.  A claim shall be deemed to have been denied if the Plan Administrator fails to take any action within the aforesaid sixty-day period.

             If claimants desire a second review they shall notify the Plan Administrator in writing within ninety (90) days of the first claim denial.  Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate.  In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

             3.12.     Arbitration. Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, or any failure to agree where agreement of the parties is necessary pursuant hereto, including the determination of the scope of this agreement to arbitrate, shall be resolved by the following procedures:

                           (a) The parties agree to submit any dispute to final and binding arbitration administered by the American Arbitration Association (the “AAA”), pursuant to the Commercial Arbitration Rules of the AAA as in effect at the time of submission.  The arbitration shall be held in Boston, Massachusetts before a single neutral, independent, and impartial arbitrator (the “Arbitrator”).

                           (b) Unless the parties have agreed upon the selection of the Arbitrator before then, the AAA shall appoint the Arbitrator within thirty (30) days after the submission to AAA for binding arbitration.  The arbitration hearings shall commence within fifteen (15) days after the selection of the Arbitrator.  Each party shall be limited to two pre-hearing depositions each lasting no longer than two (2) hours.  The parties shall exchange documents to be used at the hearing no later than ten (10) days prior to the hearing date.  Each party shall have no longer than three (3) hours to present its position, and the entire proceedings before the Arbitrator shall be on no more than two (2) hearing days within a two week period.  The award shall be made no more than ten (10) days following the close of the proceeding.  The Arbitrator’s award shall not include consequential, exemplary, or punitive damages.  The Arbitrator’s award shall be a final and binding determination of the dispute and shall be fully enforceable in any court of competent jurisdiction.  Except in a proceeding to enforce the results of the arbitration, neither party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

             3.13.     Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written.

             3.14.     Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Unless the context otherwise requires, throughout this Agreement, references to Sections refer to Sections of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5(a)” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5(a)”). The recitals hereto constitute an integral part of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.

             3.15.     Employment. No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Holding Company or the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Holding Company or the Bank to discharge the Executive with or without Cause.  In a similar fashion, no provision shall limit the Executive’s rights to voluntarily terminate his employment at any time.

             3.16.     Communications.  All notices and other communications hereunder shall be in writing and shall be given by hand, sent by facsimile transmission with confirmation of receipt requested, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the their respective addresses set forth below (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

                                        To the Bank or Holding Company:

                                                     Abington Savings Bank
                                                     536 Washington Street
                                                     Abington, Massachusetts 02351
                                                     Attention: Treasurer

                                        To the Executive:

                                                     Kevin M. Tierney, Sr.
                                                     12 Hussey Avenue
                                                     Danvers, Massachusetts 01923

             IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal, as of the date first written above.

ABINGTON SAVINGS BANK

/S/Lewis J. Paragona		By:	Vice President/Clerk

Witness			Title

EXECUTIVE

		By	/S/Kevin M. Tierney, Sr.

Kevin M. Tierney, Sr.

The undersigned hereby guarantees the
obligations of Abington Savings Bank
under the foregoing agreement

ABINGTON BANCORP, INC.

By:	James P. McDonough

Title:	President & Chief Executive Officer

[Seal]